Exhibit 3.1(a)
                       AMENDED AND RESTATED

                             BY-LAWS

                                OF

                      NOODLE KIDOODLE, INC.

                     (A Delaware Corporation)

                            ARTICLE I

                           Stockholders

          Section 3.	Matters to be Considered at Annual Meetings.  At any annu-
al meeting of stockholders or any special meeting in lieu of the annual meeting of stockholders (the "Annual Meeting"), only such business shall be conducted, and only such proposals shall be acted upon as shall have been properly brought before such Annual Meeting. To be considered as properly brought before an Annual Meeting, business must be: (a) specified in the notice of meeting, (b) otherwise properly brought before the meeting by, or at the direction of, the Board of Directors, or (c) otherwise properly brought before the meeting by any holder of record (both as of the time notice of such proposal is given by the stockholder as set forth below and as of the record date for the Annual Meeting in question) of any shares of capital stock of the Corporation entitled to vote on such business at such Annual Meeting (each a "Record Holder") and who complies with the requirements set forth in this Section 3.
          In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a Record Holder, such Record Holder shall: (i) give timely notice as required by this Section 3 to the Secretary of the Corporation, and (ii) be present at such meeting, either in person or by a representative. A Record Holder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not less than 100 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"); provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not later than the close of business on the later of (A) the 75th day prior to the scheduled date of such Annual Meeting, or (B) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation.
          For purposes of these By-laws, "public announcement" shall mean: (i) disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) a report or other document filed publicly with the Securities and Exchange Commission (including, without limitation, a Form 8-K), or (iii) a letter or report sent to Record Holders of the Corporation at the close of business on the day of the mailing of such letter or report.
          A Record Holder's notice to the Secretary shall set forth as to each matter proposed to be brought before an Annual Meeting: (i) a brief description of the business the Record Holder desires to bring before such Annual Meeting and the reasons for conducting such business at such Annual Meeting, (ii) the name and address, as they appear on the Corporation's stock transfer books, of the Record Holder proposing such business, (iii) the class and number of shares of the Corporation's capital stock beneficially owned by the Record Holder proposing such business, (iv) the names and addresses of the beneficial owners, if any, of any capital stock of the Corporation registered in such Record Holder's name on such books, and the class and number of shares of the Corporation's capital stock beneficially owned by such beneficial owners, (v) the names and addresses of other Record Holders known by the Record Holder proposing such business to support such proposal, and the class and number of shares of the Corporation's capital stock beneficially owned by such other Record Holders, and (vi) any material interest of the Record Holder proposing to bring such business before such meeting (or any other Record
Holders known to be supporting such proposal) in such proposal.
          If the Board of Directors or a designated committee thereof deter-mines that any Record Holder proposal was not made in a timely fashion in accordance with the provisions of this Section 3 or that the information provided in a Record Holder's notice does not satisfy the information requirements of this Section 3 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If neither the Board of Directors nor such committee makes a determination as to the validity of any Record Holder proposal. notice of which is given to the Secretary in the manner set forth in this Section 3, the presiding officer of the Annual Meeting shall determine whether the Record Holder proposal was made in accordance with the terms of this Section 3. If the presiding officer determines that any Record Holder proposal was not made in a timely fashion in accordance with the provisions of this Section 3 or that the information provided in a Record Holder's notice does not satisfy the information requirements of this Section 3 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If the Board of Directors, a designated committee thereof or the presiding officer determines that a Record Holder proposal was made in accordance with the requirements of this Section 3, the presiding officer shall so declare at the Annual Meeting and ballots shall be provided for use at the meeting with respect to such proposal.
          Notwithstanding the foregoing provisions of this By-Law, a Record
Holder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this By-Law, and nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement, or the Corporation's right to refuse inclusion thereof, pursuant to Rule 14a-8 under the Exchange Act.